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                                                                   Exhibit 10.27

                              Employment Agreement

        This Employment Agreement (the "Agreement") is entered into by and between Gemstar TV-Guide International, Inc. (the "Company") and Jon Orlick ("Executive"), effective as of the 1st day of November, 2002 ("Effective Date").

I.      EMPLOYMENT.

        The Company hereby employs Executive and Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth, from the Effective Date to and including December 31, 2005 ("Term"). This Agreement is subject to renewal only as set forth in Section VI below.

        Executive and the Company previously entered into one or more Employment Agreements (including, without limitation, agreements dated on or about January 3, 2001 and March 8, 2002) (together, the "Prior Employment Agreements"). Without limiting Section XIX below, the parties agree that this Agreement supercedes the Prior Employment Agreements in their entirety as to the Company's employment of Executive on and after the Effective Date. Executive further acknowledges and agrees as follows: (1) except for any accrued and unpaid salary and vacation time, the Company has satisfied all of its obligations to Executive pursuant to the Prior Employment Agreements, (2) without limiting the generality of the foregoing, the stock options previously granted by the Company to Executive prior to the Effective Date are set forth in the Grant Detail Report attached hereto as Exhibit A and such grants have satisfied all of the stock option grant provisions of the Prior Employment Agreements, (3) Executive has no right to any severance or other compensation or benefits in connection with this employment renegotiation except as expressly set forth in this Agreement, and
(4) Executive has no right to any future severance or other compensation or benefits pursuant to any of the Prior Employment Agreements.

II.     DUTIES.

        A. Executive shall serve during the course of his employment as the Company's President, Intellectual Property, being responsible for the Company's intellectual property strategy, and shall have such other related duties and responsibilities as the Company's Chief Executive Officer and/or the head of the Company's licensing business segment shall determine from time to time. The Company shall provide Executive with a staff appropriate to fulfill Executive's duties and responsibilities, the size and composition of which shall be determined by the Company, but shall include at least two full-time professionals of which at least one shall be an attorney.

        B. Executive agrees to devote the time and attention necessary to fulfill his duties for the Company hereunder. Nothing herein shall prevent Executive, in accordance with Company policy, from serving as a director or trustee of other corporations or businesses which are not in competition with the business of the Company or in competition with any present or future affiliate of the Company. Executive shall give the Company prior

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notice before commencing service as a director or trustee of other corporations or businesses, and the Company shall have ten (10) business days inform Executive of any applicable Company policy that restricts his ability to so serve, provided, however, that the foregoing notice requirement shall not apply to business ventures that Executive may, from time to time, engage in with family members. Nothing herein shall prevent Executive from investing in real estate for his own account or from owning less than two percent (2%) of any publicly traded corporation not in competition with the business of the Company or in competition with any present or future affiliate of the Company.

        C. For the term of this Agreement, Executive shall report to the Chief Executive Officer of the Company or the head of the Company's licensing business segment, as determined in the discretion of the Company's Chief Executive Officer from time to time, and Executive shall serve as a member of the Company's core executive team. Serving as a member of the core executive team does not mean that Executive shall necessarily be an "executive officer" of the Company. For avoidance of doubt, Executive will not be required to report to the General Counsel or to any legal officer of the Company at any time during his employment under this Agreement.

        D. For the term of this Agreement, Executive's principal office shall be in the Company's principal executive offices as such offices may be located from time to time in the greater Los Angeles, California area. Executive agrees that he may be required to travel for short periods of time and from time to time in order to fulfill his duties to the Company.

        E. Executive agrees that, concurrently with the execution of this Agreement, he will resign as General Counsel and will resign from the Company's Board of Directors and as the Secretary of the Company.

III.    COMPENSATION.

        A. For the period of Executive's employment by the Company during the term of this Agreement, the Company will pay to Executive a base salary at an annual rate determined in accordance with the following chart:

                Period                    Applicable Annualized Base Salary
                -------                   ---------------------------------
                11/1/02 - 12/31/02                    US$625,000
                1/1/03 -  12/31/03                    US$650,000
                1/1/04 -  12/31/04                    US$675,000
                1/1/05 -  12/31/05                    US$700,000

Such salary shall be payable in periodic installments no less frequently than bi-monthly in accordance with the Company's customary practices. The Company may in its discretion increase Executive's salary beyond these set amounts but it may not reduce it during the period of Executive's employment by the Company during the term of this Agreement.

        B. Annual Bonus. The Company shall pay Executive a bonus of US$156,250 on or before December 15, 2002 provided that he is then still employed by the Company. In addition, the Executive shall be paid annual bonuses (without interest), on or before

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December 15th each calendar year during the Term beginning in 2003 provided that
Executive is then employed by the Company. The maximum amount of such annual bonuses shall be determined by the Company in its sole discretion but in no event will any such bonus be less than twenty five percent (25%) of Executive's then current annualized rate of base salary set out in the chart in Section
III-A above for the then applicable period.

        C. Welfare Benefit Plans. Executive and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company.

        D. Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by him in accordance with the policies, practices and procedures as in effect generally with respect to other peer executives of the Company. Executive will be permitted to travel for business on terms no less favorable than those applicable to executives at his level under the Company's travel policy, which shall include first class air travel. The Company shall also pay or reimburse up to $10,000 of expenses incurred by Executive in the negotiation and preparation of this Agreement.

        E. Fringe Benefits. Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company as in effect generally with respect to other peer executives of the Company.

        F. Vacation. Executive shall be entitled to four (4) weeks paid vacation each calendar year to be taken in accordance with the plans, policies, programs and practices of the Company as in effect generally with respect to other peer executives of the Company.

        G. Stock Options. Stock options granted by the Company to Executive prior to the Effective Date as set forth in Exhibit A shall, except as specifically provided otherwise in this Agreement, continue to vest and be exercisable in accordance with their terms. The Company agrees, that as additional consideration for Executive entering into this Agreement that Executive shall, except as specifically provided otherwise in this Agreement, be entitled to exercise all such options as they become vested irrespective of the termination or natural expiration of this Agreement until the 10th anniversary of their applicable grant dates. To the extent any of the terms of any option agreement with Executive are inconsistent with the terms of this Agreement, the terms of this Agreement shall control. Executive shall be eligible for additional annual stock option grants, consistent with his position as a core executive, in the Company's sole discretion.

        H. Car Allowance. As additional compensation for Executive's services to the Company, the Company shall provide Executive with a car allowance of seven hundred fifty dollars ($750.00) per month to be used for the purchase, lease and/or maintenance of an automobile for his use during the term of this Agreement.

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        I.      Disability Insurance. The Company agrees to reimburse Executive for the cost of one or more policies of disability insurance reasonably satisfactory to the Executive with maximum annual premiums not to exceed US$22,000. Such policy will contain a feature permitting Executive to continue the Policy at his cost following the end of the Term.

        J. Company Right to Modify Plans. The Company reserves the right to modify, suspend or discontinue any Welfare Benefit Plans and Fringe Benefits set forth in Section III-C and III-E at any time without recourse by Executive so long as such action is taken generally with respect to all other peer executives of the Company and does not single out Executive.

IV.     TERMINATION.

        A. Death or Disability. Executive's employment shall terminate automatically upon Executive's death. If the Company's Board of Directors determines in good faith that the Disability of Executive has occurred (pursuant to the definition of Disability set forth below), it may give to Executive written notice of its intention to terminate Executive's employment. In such event, Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive, provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of his duties. For purposes of this Agreement, "Disability" shall mean a physical or mental impairment which substantially limits a major life activity of Executive and which renders Executive unable to perform the essential functions of his position, even with reasonable accommodation which does not impose an undue hardship on the Company for (i) a period of 120 consecutive days in any consecutive 12 month period or (ii) an aggregate of 150 days in any consecutive 12 month period. The Company's Board reserves the right, in good faith, to make the determination of disability under this Agreement based upon information supplied by Executive and/or his medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers.

        B. Cause. The Company's Board of Directors may terminate Executive's employment for "Cause" (as defined below) at anytime upon thirty
(30) days written notice to Executive of the Cause and provided Executive is given no less than thirty (30) days to cure such Cause. For purposes of this Agreement, "Cause" shall mean that: (i) Executive is convicted of or pleads nolo contendre to a felony; or (ii) a court of competent jurisdiction has finally determined, after all appeals are exhausted, that Executive has committed fraud or has committed embezzlement during the course of Executive carrying out his duties for the Company.

        C. Other than Cause or Death or Disability. The Company may terminate Executive's employment at any time without Cause upon thirty (30) days' written notice.

        D.      Obligations of the Company Upon Termination.

                1. Death or Disability. If Executive's employment is terminated by reason of Executive's Death or Disability, this Agreement shall terminate

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                without further obligations to Executive or his legal
                representatives under this Agreement, other than for:

                        (a) In the case of death, the Company shall pay within
                thirty (30) days of Executive's death to Executive's beneficiaries or estate, as appropriate, a lump sum payment equal to the total minimum base salary and minimum annual bonus(es) that the Company would be obligated to pay Executive pursuant to Sections III-A and III-B had executive continued to be employed by the Company through December 31, 2005, plus any accrued vacation pay to the extent not theretofore paid. The Company may, but is not obligated to, purchase life insurance on Executive's life for the purposes of satisfying all or any portion of such obligation, and Executive shall cooperate with Company in its attempts to purchase any such life insurance. Nothing in this Section shall affect any entitlement of Executive's heirs under any group life insurance plan in which Executive is a participant or any individual life insurance policy owned by Executive. All stock options vested as of the date of Executive's death shall, subject to earlier termination pursuant to Section 4.2 of the Company's 1994 Stock Incentive Plan (the "Plan") provided any such termination under such
                Section 4.2 is made applicable generally to all other peer executives of the Company and the Company does not single out Executive, be exercisable by Executive's estate of beneficiaries until the 10th anniversary of their respective grant dates.

                        (b) In the case of Disability, the Company shall pay
                within thirty (30) days of termination due to Disability to Executive a lump sum payment equal to the sum of (i) Executive's annual base salary and prorated minimum bonus through the date of termination to the extent not theretofore paid and (ii) any accrued vacation pay to the extent not theretofore paid. All stock options vested as of the date of Executive's termination due to Disability shall, subject to earlier termination pursuant to Section 4.2 of the Plan provided any such termination under such Section 4.2 is made applicable generally to all other peer executives of the Company and the Company does not single out Executive, be exercisable until the 10th anniversary of their respective grant dates. A termination due to Disability shall not affect Executive's rights under any disability plan in which he is a participant or Executive's rights under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") to continue participation in medical, dental, hospitalization and life insurance coverage. In the event Executive elects COBRA continuation coverage under some or all of such plans, the Company shall reimburse Executive for COBRA premiums paid by Executive through December 31, 2005.

                2. Cause. If Executive's employment is terminated by the Company for Cause, this Agreement shall terminate without further obligations to Executive other than for the timely payment to Executive of the sum of (i) Executive's annual base salary and prorated bonus through the Date of Termination for Cause to the extent not theretofore paid and (ii) any accrued vacation pay to the extent not theretofore paid. All stock options vested as of

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                the Date of Termination for Cause shall, subject to earlier termination pursuant to Section 4.2 of the Plan provided any such termination under such Section 4.2 is made applicable generally to all other peer executives of the Company and the Company does not single out Executive, be exercisable for a period of six (6) months following the Date of Termination for Cause.

                3. Other than Cause or Death or Disability. If the Company terminates Executive's employment for other than Cause or Death or Disability, or in the case of Executive's termination of his employment with the Company for Good Reason, Executive shall be entitled to: (a) the timely payment of any accrued vacation pay to the extent not theretofore paid; (b) the immediate vesting of any unvested stock options which would have vested if Executive had continued his employment with the Company through the end of the Term and such options shall, subject to earlier termination pursuant to Section 4.2 of the Plan provided any such termination under such Section 4.2 is made applicable generally to all other peer executives of the Company and the Company does not single out Executive, be exercisable until the 10th anniversary of the respective grant dates; (c) continued participation in employee Welfare Benefit Plans referenced in III-C until the earlier of the end of the Term or the date on which Executive finds other employment; and (d) payment to Executive within thirty (30) days of such termination a lump sum equal to the greater of:

                        (i) the sum of (A) Executive's annualized rate of base salary in effect at the time his employment by the Company terminates multiplied by one plus (B) a minimum annual bonus payment equivalent to twenty-five percent (25%) of Executive's annualized rate of base salary in effect at the time his employment by the Company terminates; or

                        (ii) a total amount equal to the minimum base salary and minimum annual bonus(es) that the Company would be obligated to pay Executive pursuant to Sections III-A and III-B had Executive continued to be employed by the Company through December 31, 2005.

                4. Termination By Executive with Good Reason. Executive may terminate his employment with Company for Good Reason. For the purposes of this Agreement, "Good Reason" shall mean any of the following: (i) the Company requires Executive to relocate his principal office outside of the greater Los Angeles area without Executive's written consent; (ii) the Company assigns Executive to a position other than President, Intellectual Property reporting to someone other than the Company's Chief Executive Officer or the head of the Company's licensing business segment;
                (iii) the Company substantially diminishes Executive's duties or responsibilities; or (iv) the Company materially breaches this Agreement. Before terminating his employment with Good Reason, Executive shall give the Company written notice of his intent to terminate for Good Reason and the basis

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                therefor, and the Company shall have thirty (30) days to cure
                (the "Company Cure Period"). If the Company fails to cure the Good Reason within the Company Cure Period, Executive may terminate his employment and this Agreement upon an additional ten (10) days' written notice. For all purposes under this Agreement, any such termination by Executive with Good Reason shall be treated as a termination without Cause and Executive shall be entitled to the payments and benefits set forth in
                Section VI-D-3 above.

                5. By Executive Without Good Reason. The Executive may terminate his employment at any time during the Term by providing the Company thirty (30) days written notice. In the event the Executive provides such notice to end his employment without Good Reason he shall be entitled to: (a) payment of his then current annual base salary through the date of termination,
                (b) payment of a prorated bonus through the date of termination;
                (c) payment of any accrued vacation pay to the extent not theretofore paid; and (d) all stock options vested as of the date of termination shall, subject to earlier termination pursuant to Section 4.2 of the Plan provided any such termination under such Section 4.2 is made applicable generally to all other peer executives of the Company and the Company does not single out Executive, be exercisable for a period of one year following the date of such termination.

                6. Exclusive Remedy. Executive agrees that the payments contemplated by Section IV-D (and subsections) of this Agreement shall constitute the exclusive and sole remedy for any termination of his employment and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Company and Executive acknowledge and agree that there is no duty of Executive to mitigate damages under this Agreement. All amounts paid to Executive pursuant to Section IV-D (and subsections) shall be paid without regard to whether Executive has taken or takes actions to mitigate damages.

V.      ARBITRATION.

        Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Executive's employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Los Angeles, California, before a sole arbitrator selected from the judicial arbitration mediation services ("JAMS"), and shall be conducted in accordance with the JAMS rules for the resolution of Employment Disputes as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal

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statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator's award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive's employment. Executive and Company further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or his reasonable attorneys' fees and costs. Notwithstanding the foregoing, in the event of arbitration, the Company shall pay all of the forum costs of such arbitration, including filing fees and the cost of the arbitrator.

VI.     RENEWAL.

        This Agreement may be renewed by mutual written agreement of the parties. Executive acknowledges and agrees that the Company has no obligation to renew this Agreement or to continue Executive's employment after any termination of, or the expiration of, this Agreement, and expressly acknowledges that no promises or understandings to the contrary have been made or reached.

VII.    ANTISOLICITATION.

        Executive promises and agrees that during the term of this Agreement or renewal in accordance with Section VI above, and for a period of twelve (12) months thereafter, he will not influence or attempt to influence customers of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or affiliate of the Company.

VIII.   SOLICITING EMPLOYEES.

        Executive promises and agrees that he will not, during the term of this Agreement and for a period of twelve (12) months following termination of his employment or the expiration of this Agreement or renewal in accordance with
Section VI above, directly or indirectly solicit any of the Company employees who earned annually $50,000 or more as a Company employee during the last six months of his or his own employment to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.

IX.     INDEMNITY AND D&O INSURANCE

        The Company shall provide coverage for Executive under the Company's Director and Officers liability insurance policy, which the Company shall maintain during the term of Executive's employment hereunder and for a period thereafter of no less than the applicable statutes of limitation. To the fullest extent permitted by applicable law, the Company shall defend, indemnify, and hold Executive and his heirs, executors, administrators, conservators, beneficiaries, and successors harmless from and against any and all claims,

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liabilities, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) (collectively "Claims") suffered or incurred by Executive in any and all threatened, pending or completed actions, suits or proceedings arising by reason of Executive's status, actions or inaction as an employee or agent of the Company or of an affiliate of the Company so long as his conduct was undertaken in good faith. Executive shall have the right to engage independent counsel and the Company shall advance all reasonable legal and attorneys' fees and costs as and when incurred by Executive in defense of any such Claim.

X.      CONFIDENTIAL INFORMATION.

        A. Executive, in the performance of Executive's duties on behalf of the Company, shall have access to, receive and be entrusted with confidential information, including but in no way limited to development, marketing, organizational, financial, management, administrative, production, distribution and sales information, data, specifications and processes presently owned or at any time in the future developed, by the Company or its agents or consultants, or used presently or at any time in the future in the course of its business that is not otherwise part of the public domain (collectively, the "Confidential Material"). All such Confidential Material is considered secret and will be available to Executive in confidence. Except in the performance of duties on behalf of the Company, Executive shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material, unless such Confidential Material ceases (through no fault of Executive's) to be confidential because it has become part of the public domain. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company's business, which Executive prepares, uses or encounters, shall be and remain the Company's sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement by any means, or whenever requested by the Company, Executive shall promptly deliver to the Company any and all of the Confidential Material, not previously delivered to the Company, that may be or at any previous time has been in Executive's possession or under Executive's control.

        B. Executive hereby acknowledges that the sale or unauthorized use or disclosure of any of the Company's Confidential Material by any means whatsoever and any time before, during or after Executive's employment with the Company shall constitute Unfair Competition. Executive agrees that Executive shall not engage in Unfair Competition either during the time employed by the Company or any time thereafter.

XI.     COOPERATION IN LITIGATION.

        Executive agrees that he will reasonably consult and cooperate in and make himself available to the Company to assist with any litigation and potential litigation that arises out of events occurring prior to the termination of his employment with the Company (including, but not limited to, serving as a witness and/or consultant for the Company or one of its affiliates and producing documents and information relevant to the Company or one of its affiliates). The Company agrees to reimburse Executive for his reasonable costs and expenses incurred with his obligation pursuant to this Section XI and, following the

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termination of his employment with the Company, to additionally compensate him at a reasonable hourly rate of not less than $500.00 per hour for his time spent in connection therewith.

XII.    TAXES.

        Any amount otherwise payable pursuant to this Agreement shall, notwithstanding anything else contained herein to the contrary, be subject to standard withholding and other authorized deductions.

XIII.   PROVISIONS THAT SURVIVE TERMINATION.

        Notwithstanding anything else contained herein to the contrary, Sections V, VII through XII, XIV through XXIII and this Section XIII shall survive any purported termination of this Agreement.

XIV.    ANNOUNCEMENT.

        After the execution of this Agreement, any Company announcement or disclosure, public or otherwise, regarding Executive's promotion to President of Intellectual Property shall be characterized very positively. Executive's resignation from the Board of Directors and as Company Secretary shall not be characterized negatively in any way or be associated with the restructuring of the CFO and CEO positions. Any public releases or disclosures describing such resignation or promotion shall be approved in advance by Executive, which approval shall not be unreasonably withheld, prior to the release or disclosure.

XV.     SUCCESSORS.

        A. This Agreement is personal to Executive and shall not, without the prior written consent of the Company, be assignable by Executive.

        B. This Agreement may not be assigned by the Company without Executive's prior written consent, unless such assignment is made in connection with a sale of substantially all of the stock of the Company or substantially all of the assets of the Company, in which case, this Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. No assignment of this Agreement by Company shall relieve the Company or its successors or assigns of their obligations or liability hereunder unless Executive otherwise agrees in writing.

XVI.    WAIVER.

        No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

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XVII.   MODIFICATION.

        This Agreement may not be amended or modified other than by a written agreement executed by Executive and the Company's Chief Executive Officer.

XVIII.  SAVINGS CLAUSE.

        If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

XIX.    COMPLETE AGREEMENT.

        This Agreement constitutes and contains the entire agreement and final understanding concerning Executive's employment with the Company and the other subject matters addressed herein between the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. The Company warrants and represents to Executive that the Company's Compensation Committee has validly met to review and approve the terms and conditions of this Agreement, and the Company shall provide to Executive a letter from outside Company counsel on or before January 10, 2003, confirming the foregoing meeting and approval of the terms and conditions of this Agreement. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement.

XX.     GOVERNING LAW.

        This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

XXI.    CONSTRUCTION.

        Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

XXII.   COMMUNICATIONS.

        All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed by registered or certified mail, postage prepaid, addressed to Executive at P.O. Box 3878, Chatsworth, California 91312-3878 or addressed to the Company at 135 North Los Robles, Suite 800,

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Pasadena, California 91101, Attention Chief Executive Officer. Either party may change the address at which notice shall be given by written notice given in the above manner.

XXIII.  EXECUTION.

        This Agreement is being executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

                       [signatures on the following page]

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        In witness whereof, the parties hereto have executed this Agreement effective as of the date first above written.

                                          GEMSTAR-TV GUIDE INTERNATIONAL, INC.

                                          By    /s/ Jeff Shell
                                             ----------------------------
                                          Its         CEO
                                             ----------------------------


                                          JON ORLICK

                                                /s/ Jon Orlick
                                          -------------------------------

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